Exhibit 10.4
September 28, 2005
Mr. Glenn Aigen
27 Summit Road
Port Washington, NY 11050
Dear Glenn:
     This letter will confirm our agreement concerning the terms of your 2005 compensation. This Agreement is entered into for and in consideration of the mutual covenants, agreements and promises set forth herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged. Your signature at the end of this letter will signify your acceptance of and agreement to the provisions of this letter.
     1. 2005 Compensation. Subject to the terms and conditions of this Agreement, you shall receive 2005 total compensation in an amount at least equal to $1,049,000 (“2005 Minimum Total Compensation”). Your 2005 Minimum Total Compensation amount (which includes amounts already paid to you for services rendered in calendar year 2005) includes your current base salary through December 31, 2005, Company contributions made on your behalf into the 401(k) plan, and any other form of cash compensation that you may receive. You shall continue to receive your current base salary on regularly scheduled paydays through December 31, 2005. The 2005 year-end benefit payments are payable on or around January 15, 2006.
     2. Termination of Employment. If your employment ceases prior to December 31, 2005, you shall only be entitled to payment as follows.
     a. Termination for Cause. The Company, in it sole discretion, may terminate your employment for Cause (as defined herein), upon written notice, and your employment shall terminate on the date such notice is given. For purposes of this Agreement, “Cause” means (i) continued failure to substantially perform your duties with the Company after delivery by your Manager of a written demand for substantial performance and a failure to cure in all respects within 10 days of receiving the written demand; (ii) committing any willful act of fraud, dishonesty, misrepresentation, breach of trust or act of moral turpitude; (iii) willful violation of any law, rule, order or regulation that is demonstrably and materially injurious to the Company; (iv) committing any act not approved of or ratified by the Company involving any conflict of interest or self-dealing relating to any aspect of the Company that is demonstrably and materially injurious to the Company.
          (i) Payment upon Termination for Cause. If you are terminated for Cause, the Company shall pay you all earned and accrued base salary and you shall not be entitled to any other compensation or payments from the Company.
     b. Termination without Cause. The Company may terminate your employment without Cause at any time between now and December 31, 2005.
        (i) Payment upon Termination without Cause. If the Company terminates your employment without Cause, the Company shall provide you with the amounts below as applicable:
A.	any unpaid base salary that has been earned and accrued up to and including the termination date, payable no later than the next regularly scheduled payday; and

B.	any unused vacation days that you have accrued up to the termination date, payable no later than the next regularly scheduled payday; and

C.	a lump sum payment in an amount equal to your 2005 Minimum Total Compensation, less any compensation payments that the Company has made to you for services rendered in calendar year 2005, provided however, that you provide the Company with a complete release of all claims in a form provided by the Company. The lump sum described in this sub-paragraph C shall be payable within 10 business days of the date that the Company receives a complete release of claims from you. The Company may increase this lump sum payment in its sole discretion.
     c. Resignation. You may terminate your employment with the Company at any time. If you resign from your employment, the Company shall pay you all earned and accrued base salary on the next regularly scheduled payroll date. You shall not be entitled to any portion of your 2005 year-end benefit. Provided that you give the Company at least two weeks advance notice of your resignation, the Company shall pay you for any accrued and unused vacation days.

        d. Death or Disability. In the event that you die or become entitled to the Company’s long-term disability benefits under the Company’s long-term disability policy, you shall be entitled to receive (i) earned and accrued base salary and (ii) a pro rata portion of any year-end benefit that may be due to you as of the date of your death or disability.
     3. Non-Solicitation. You acknowledge that the Company provides you with the opportunity to work closely with various Company employees, officers and directors and that the knowledge and experience acquired by these employees in the course of their employment constitutes a valuable asset of the Company. Accordingly, you agree that in order to protect the goodwill and valuable assets of the Company, you shall not, without the express written consent of the Company, directly or indirectly, on your behalf or on the behalf of any other person or entity (i) solicit, induce or encourage the resignation of any employee, officer, director or independent contractor of the Company; (ii) interfere in any way with the relationship between the Company and any employee, officer, director or independent contractor thereof; or (iii) hire any individual whom the Company employed at any time during the six month period preceding your departure from the Company. The restrictions in this paragraph 3 shall apply through December 31, 2005.
     a. Reformation and Severability. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted by law. In case any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, the parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law. In addition, if any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.
     b. Remedies for Breach. You acknowledge that a breach by you of the Non-Solicitation provision in this paragraph 3 would be material, and would cause irreparable injury. You therefore agree that the rights and remedies of the Company hereunder may be enforced both at law and in equity, by injunction or otherwise, without the requirement that the Company post any bond or security.
     c. Survival of Provision. You understand that this paragraph 3 shall survive the termination of your employment, whether such termination is voluntary or involuntary, by you or the Company, with or without cause.
     4. Entire Agreement. This letter agreement constitutes the entire agreement between you and the Company as of the date hereof with respect to your compensation and cannot be amended or terminated orally.

     5. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to conflicts of law.
     6. Paragraph Headings. Paragraph headings used herein are included for convenience of reference only and shall not affect the meaning of any provision of this letter agreement.
     If you are in agreement with the terms of this letter, please so indicate by signing and returning the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Company.

Very truly yours,

Levin Management Co., Inc.

By: /s/ Norris Nissim

Name: Norris Nissim
Title: Vice President and General Counsel

BKF Capital Group, Inc.

By: /s/ Anson M. Beard, Jr.

Name: Anson M. Beard, Jr.
Title: Chairman

By: /s/ John C. Siciliano

Name: John C. Siciliano
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ Glenn A. Aigen 9/28/05
Date